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                                  EXHIBIT 99.3

                      CODE OF BUSINESS CONDUCT AND ETHICS*

PURPOSE

Schuff International, Inc. is committed to conducting our business consistent with the highest ethical and legal standards. This Code of Business Conduct and Ethics reinforces our commitment to these standards and provides each employee of the Company, as well as our affiliated and subsidiary companies, with guidance and perspective in understanding our business ethics.

It is designed to guide and help us identify activities and behaviors that are appropriate in conducting business and those that are not. No code of conduct can hope to spell out the appropriate moral conduct and ethical behavior for every situation we may confront. In the final analysis, we must rely on our own good judgment.

Whenever we find ourselves with a difficult decision to make, we must seek counsel from our colleagues, our supervisors and, most importantly, our own conscience and common sense. Specific interpretation or application of any guidelines or other content of this Code should be requested from the Human Resources, Law or Internal Audit Departments.

YOUR RESPONSIBILITIES

Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

The Company holds information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

1. CONFLICTS OF INTEREST

All employees have a responsibility to avoid situations and relationships that involve actual or potential conflicts of interest. Generally, a conflict of interest arises whenever an employee's personal interests diverge from his or her responsibilities to the Company or from the Company's best interests. Put another way, a conflict of interest is created whenever an activity, association or relationship of yours might impair your independent exercise of judgment in the Company's best interest.


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* This Code addresses topics that are specified in the Report of the NYSE
Corporate Accountability and Listing Standards Committee and that are likely to be common to most companies. It represents a generic set of minimum guidelines, fulfilling the letter and the spirit of the NYSE proposed rule.
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Examples of situations that could be perceived as conflicts of interest and should be avoided include:

      - Conducting Company business with a firm owned, partially owned, or controlled by an employee or an employee's relatives or friends.

      - Ownership of a financial interest in the Company's vendors, customers or competitors. Ownership of less than three percent of the stock of a publicly traded company that competes or does business with the Company is permissible.

      - Working as an employee or a consultant for a competitor, regulatory governmental entity, customer or supplier of the Company, or doing any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties.

      - Using Company property, materials, supplies, funds or other resources for personal purposes, or appropriating or diverting to others any business opportunity or idea in which the Company might have an interest.

These situations, and other like them, where loyalties to the Company could be compromised, must be avoided. Employees who believe they are involved in a potential conflict of interest have a responsibility to discuss it with their supervisor or the Company's Law Department.

2. INSIDER TRADING

It is illegal to buy or sell securities (either personally or on behalf of others) on the basis of material, nonpublic information. It also is illegal to communicate (i.e., to "tip") material, nonpublic information to others so that they may buy or sell securities on the basis of that information. All Company employees who know material, nonpublic information about the Company or any other company are prohibited from trading (directly or indirectly), or tipping others to trade in the securities of that company.

Material, nonpublic information is factual information that a reasonable investor would want to know before making an investment decision. Examples of material, nonpublic information may include:

      -     Quarterly or annual financial results

      -     Financial forecast

      -     Significant financial developments

      -     Possible mergers, acquisitions, joint ventures or divestitures

      -     Awards or losses of important contracts

      -     Significant product developments


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These prohibitions continue for as long as the information you know remains material and nonpublic. Anyone who gives such non-public information to others may be subject to disciplinary action and possible criminal prosecution. Guidance on questions about specific transactions should be obtained from the Company's Law Department in advance of the transaction.

3. PROTECTION AND USE OF CORPORATE ASSETS

All employees are responsible for ensuring that appropriate measures are taken to properly protect the Company's corporate assets. Employees are expected to assist in the protection of all confidential and proprietary information, including technical, financial, marketing and other business information, which, if made available to the Company's competitors or the public, would be advantageous to such competitors and detrimental to the Company. Protection of such information is critical to our ability to grow and compete.

4. CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. NO EMPLOYEE MAY USE CORPORATE PROPERTY, INFORMATION, OR POSITION FOR IMPROPER PERSONAL GAIN, AND NO EMPLOYEE MAY COMPETE WITH THE COMPANY DIRECTLY OR INDIRECTLY. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5. ANTITRUST

The free enterprise system rests on the proposition that free and open competition is the best way to ensure an adequate supply of goods and services at reasonable prices. The antitrust laws of the U.S. are intended to protect and promote vigorous and fair competition. All Company employees must adhere strictly to both the spirit and the letter of the antitrust laws of the U.S. and with all such laws governing competition in any country in which the Company does business. Violation of antitrust laws can result in sever civil and criminal penalties, including imprisonment for individuals, and the Company can be subjected to substantial fines and damage awards.

All employees must obtain advice from the Company's Law Department before engaging in any conduct or practice that may involve antitrust laws.

      AGREEMENTS WITH COMPETITORS. The following agreements, arrangements or understandings with competitors, whether oral or in writing, should always be avoided:

      -     Agreements to fix prices or boycott specified supplies or customers.

      -     Agreements to allocate products, territories or markets.

      - Agreements to exchange competitively sensitive information, especially prices.

      -     Agreements that limit the production or sale of product.


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Contact with competitors is sensitive and risky, since courts can infer an agreement or collusion from such contacts when they are followed by common action or behavior. In all contacts with competitors, employees must avoid discussing prices, terms and conditions of sale, costs, inventories, competition, marketing plans or studies, production plans and capabilities, and any other proprietary or confidential information.

Employees must always consult with the Company's Law Department when planning to contact a competitor. If any competitor initiates a discussion involving the subjects above, an employee should immediately excuse himself/herself from the conversion and immediately report the matter to the Company's Law Department.

Company employees should normally avoid all contacts with competitors if they have authority over the pricing, terms or conditions of sale of the Company products.

      AGREEMENTS WITH CUSTOMERS. Company customers are free to establish their own resale prices of the Company products. While the Company may suggest or recommend resale prices, the Company may not take coercive action to require customers to comply with such suggestions or recommendations.

The following kinds of agreements may be unlawful, depending on the facts and circumstances involved. Employees may not enter into these agreements without the approval of the Company's Law Department.

      - Exclusive-dealing agreements requiring customers to purchase all their requirements for a certain product of a competitor.

      - Agreements requiring customers to buy one Company product as a condition of obtaining another Company product.

      - Reciprocity arrangements involving the Company using its purchasing power to require a Company supplier to purchase a Company product (i.e., telling a supplier that your decision to purchase its goods or services is conditioned on the supplier's agreement to purchase the Company's products or services).

6. GIFTS AND ENTERTAINMENT

All decisions regarding the purchasing of materials, supplies and services must be made on the basis of competitive price, quality and performance in a way that preserves the Company's integrity. Giving or accepting anything of value is inappropriate if it could be reasonably interpreted as an effort to influence a business relationship or decision. The difference between a gift and a bribe is a question of intent. It is impermissible to accept or request any form of kickback or bribe. A bribe or a kickback includes any item or favor provided for the purpose of improperly obtaining favorable treatment or seeking a competitive advantage. Such efforts should never be used to accomplish indirectly what the Company could not properly or legally do directly.


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In certain situations or on certain occasions, small gifts of nominal value may be presented to customers or potential customers, such as specialty advertising items bearing the corporate logo, tickets to local sports, civic or cultural events and/or restaurant meals or refreshments.

Standards governing the acceptance of gifts from suppliers or their agents mirror those relating to the giving of gifts to our customers and/or potential customers, in that acceptance of a significant gift could be construed as improperly influencing the selection of vendor or the awarding of a contract. Gifts of a nominal value may be accepted on a infrequent or occasional basis, such as during the holiday season, as a reasonable business courtesy. Routine entertainment by suppliers that is business related - such as business meals, sports outings or cultural events - is acceptable.

Employees who do business in foreign countries often become aware of customs involving the exchange of gifts or the paying of certain fees. It is the Company's policy to comply with all applicable laws on these matters, particularly the U.S. Foreign Corrupt Practices Act ("FCPA"). This law restricts payments to officials of foreign government, political parties, and candidates for office.

Ultimately, each employee must exercise good business judgment in deciding which situations are unacceptable. Bottom line: If there is ever any doubt as to the acceptability of any gift or entertainment activity, consult with your supervisor.

7. INTERNATIONAL OPERATIONS

All Company employees worldwide must comply with Company policies applicable to international business transactions and with the legal requirements and ethical standards of each country in which they conduct Company business, as well as with all U.S. laws applicable in other countries.

The FCPA applies to business transactions both inside the United States and in other countries. Its requirements relate to accurate and complete financial books and records, transactions with foreign government officials and restrictions on the use of funds for unlawful or improper purposes. Violation of the FCPA can bring severe penalties, and its is mandatory that all employees living or working in foreign countries become familiar with the FCPA and its requirements.

8. RECORD-KEEPING; FINANCIAL INTEGRITY

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller. Rules and guidelines are available from the Accounting Department.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must accurately reflect the Company's transactions and must conform both to


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applicable legal requirements and to the Company's system of internal controls.
Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company's Law Department.

9. CONFIDENTIALITY

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Law Department or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

10. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or stock exchange regulation.

11. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR ( WHISTLEBLOWING )

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

12. COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

      - Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

      - Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.


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      -     Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

      - Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being included into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

      - Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager, your Human Resources manager, or the Company's Law Department. You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

      - Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.


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